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                                    EXHIBIT F

                                                                   [Translation]

                                CUSTODY AGREEMENT

Asian Groove, Inc. ("Asian Groove") and Techno Groove Co., Ltd. ("Techno Groove") make and enter into this custody agreement (the "Agreement") as of August 26, 2005 as follows in connection with the handling of common stock of GungHo Online Entertainment, Inc. ("GungHo") held by Asian Groove.

ARTICLE 1  CUSTODY OF SHARES

1.1 Asian Groove shall put in the custody of Techno Groove 3,334 shares of common stock of GungHo on August 26, 2005, and 13,336 shares of common stock of GungHo on October 26, 2005 (those shares collectively referred to as the "Custody Shares"), and Techno Groove shall accept and keep in its custody the Custody Shares (the "Custody"). The Custody shall come into effect when Asian Groove delivers to Techno Groove, and Techno Groove receives, GungHo's share certificates.

1.2 If GungHo's shares are subject to a stock split during the term of this Agreement, the split shares shall be kept in custody as set forth in Article 1.1.

ARTICLE 2  TERM

2.1 Techno Groove shall keep the Custody Shares until October 27, 2005 (the "Custody Period Expiration Date").

2.2 Asian Groove and Techno Groove shall determine upon consultation in good faith the handling of the Custody Shares after the Custody Period Expiration Date.

ARTICLE 3 RESTRICTION ON DISPOSITION OF THE CUSTODY SHARES AND TRANSFER OF CUSTODY OF THE CUSTODY SHARES

3.1 Techno Groove shall not sell, purchase, loan, create a pledge or mortgage over, or otherwise dispose of the Custody Shares until the Custody Period Expiration Date.

3.2 Notwithstanding Article 3.1, Techno Groove may transfer the Custody Shares to the custody of a third party agreed to by Asian Groove with prior written approval of Asian Groove.

ARTICLE 4  CONSULTATION

Any matters not provided for in this Agreement shall be resolved in the spirit of this Agreement upon consultation between the parties.

ARTICLE 5  GOVERNING LAW AND JURISDICTION

5.1 This Agreement shall be governed by and construed in accordance with the laws of Japan.

5.2 The parties agree that the Tokyo District Court shall have exclusive jurisdiction as the court of first instance with regards to all disputes concerning this Agreement.

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IN WITNESS WHEREOF, Asian Groove and Techno Groove have caused this Agreement to be signed and sealed in duplicate and each party shall retain one copy.

August 26, 2005

                                 Asian Groove:   Taizo Son
                                                 Representative Director
                                                 Asian Groove, Inc.
                                                 1-1, Kandaawaji-cho
                                                 Chiyoda-ku, Tokyo
                                                            [Seal]

                                  Techno Groove: Masami Shimada
                                                 Representative Director
                                                 Techno Groove Co., Ltd.
                                                 3-21-1, Nihonbashi-hamacho
                                                 Chuo-ku, Tokyo
                                                            [Seal]